                                   DEFINITIONS

1. "Accumulation Unit" means the measure by which the Owner's interest in a Sub-Account is determined before annuity payments begin.

2. "Annuity Date" means the date on which annuity payments are to commence but in no event later than the first day of the month before the Annuitant's 85th birthday or the tenth contract anniversary (not to exceed the first day of the month before the Annuitant's 90th birthday), if later. If the Owner does not subsequently change the Annuity Date, such payments will begin on the Normal Annuity Date specified on page 3.

3. "Annuity Unit" means a measure of the value of annuity payments under a Variable Annuity Option of the policy.

4. "Certificate Year" means a period of one year computed from the Date of Issue of this Certificate, or from an anniversary of the Date of Issue.

5. "Company" means First Allmerica Financial Life Insurance Company.

6. "Fund" means the Pioneer Variable Contracts Trust or any of its portfolio series.

7. "General Account" means all assets of the Company which are not allocated to the Separate Account or any other separate investment accounts of the Company.

8. "Group Annuity Policy" or "Policy" means the Company's Group Annuity Policy No. 102, issued to Fleet National Bank as Trustee of the First Allmerica Financial Life Insurance Company Group Annuity Trust.

9. "Owner" means the individual or entity specified on page (3) of this Certificate. No more than two joint owners are permitted. In the case of joint owners, one must be the annuitant.

10. "Principal Office" means the Company's office located at 440 Lincoln Street, Worcester, Massachusetts, 01653 (1-800-688-9915).

11. "Separate Account" means the Company's separate investment account known as Separate Account VA-K. The investment performance of the assets of the Separate Account is determined separately from the other assets of the Company.

12. "Sub-Account" means a subdivision of Separate Account VA-K, the assets of which are invested exclusively in shares of a corresponding Fund.

13. "Surrender Value" means the Accumulated Value of this Certificiate (described on page 7) less any applicable surrender charges (as specified on page 10), and Certificate fee (as specified on page 8).

14. "Valuation Date" means the time as of which the values of all units of variable annuity policies are determined. Valuation Dates occur at the close of business on each day on which the New York Stock Exchange is open for trading.

15. "Valuation Period" means the interval between two consecutive Valuation
Dates.

16. "Written Request" or "Written Notice" means a request or notice in writing satisfactory to the Company and filed at its Principal Office.


Form A3023-95 GRC                      5

                      CERTIFICATE OWNERSHIP AND BENEFICIARY

1. Owner During the lifetime of the Annuitant and prior to the Annuity Date, the Owner will be as shown in the Owner's application unless changed in accordance with the terms of the Policy. On and after the Annuity Date, the Annuitant will be the Owner, except where the Owner immediately prior to the Annuity Date is an entity other than a natural person. In that case, ownership will remain the same on and after the Annuity Date.

Prior to the Annuity Date the Owner may vote at meetings of Certificate owners as provided in the Voting Rights provision. The Owner may exercise all the other rights and options granted in this Certificate or by the Company, subject to the consent of any irrevocable Beneficiary. The consent of the Annuitant, if the Annuitant is not the Owner, or any revocable Beneficiary is not required for the exercise of any ownership rights. Where the Certificate is owned jointly, the consent of both Owners is required in order to exercise any ownership rights.

2. Assignment The Owner may be changed at any time prior to the Annuity Date and while the Annuitant is alive. Only the Owner may assign the rights granted in this Certificate. An absolute assignment will transfer ownership to the assignee. The Certificate may also be collaterally assigned as security. The limitations on ownership rights while the collateral assignment is in force are set forth in the assignment. An assignment will take place only when the Company has received Written Notice and recorded the change at the Principal Office. The Company will not be deemed to know of any assignment of this Certificate until it has received Written Notice. When recorded, the assignment will take effect as of the date the Written Notice was signed. Any rights created by the change will be subject to any payment made or action taken by the Company before the change was recorded.

The Company will not be responsible for the validity of any assignment or the extent of any assignee's interest. On the Annuity Date the Company may pay to the collateral assignee that portion of the Surrender Value which is due. Such payment will be made in one sum. Any remaining Surrender Value will be paid in one sum to the Owner. Such payment will discharge all liability under this Certificate and the Policy. The interests of the Annuitant and the Beneficiary will be subject to any assignment.

3. Beneficiary The Beneficiary is as named in the Owner's application unless changed in accord with the terms of the Policy. All death benefits described in this Certificate will be divided equally among the surviving Beneficiaries, unless the Owner directs otherwise.

Unless the Owner directs otherwise, the interest of a Beneficiary who dies before the Annuitant will pass to any surviving Beneficiaries in proportion to their share in the proceeds. If there is no surviving Beneficiary, the deceased Beneficiary's interest will pass to the Owner.

The Owner may declare the choice of any Beneficiary to be revocable or irrevocable. A revocable Beneficiary may be changed at a later time. An irrevocable Beneficiary must consent in writing to any change. Unless otherwise specifically indicated, the Beneficiary will be considered to be revocable.

4. Change of Beneficiary The Owner may change any Beneficiary, except an irrevocable one, any time while this Certificate is in force. Such change may be made only by Written Request, and will be subject to the rights of any assignee of record. When the Company receives the Request, the change will take place as of the date it was signed, even if the Annuitant is not living on the date the Company receives the Request. Any rights created by the change will be subject to any payment made or action taken by the Company before the change was recorded.

5. Protection of Proceeds To the extent allowed by law, the proceeds described in this Certificate and any payments made under it will be exempt from attachment by the claims of creditors of the payee. Neither the Annuitant nor the Beneficiary can assign, transfer, commute, anticipate or encumber the proceeds or payments unless given that right by the Owner.


Form A3023-95 GRC                            6

                                ELECTIVE PAYMENTS

1. Elective Payments The initial purchase payment must be at least $600, or such smaller amount as meets the Company's then current requirements. Initial purchase payments allocated to the Sub-Accounts will be held in the Money Market fund for 15 days from the date of issue. After 15 days payment will be allocated among the Sub-Accounts as specified in the application. Prior to the Annuity Date and while this Certificate is in force, the Owner may make additional payments. Each additional payment must be at least $50. The sum of all elective payments may not exceed the maximum specified on page 3.

The sum of payments specified on page 3 may not exceed $1,000,000. Upon Written Request, the $1,000,000 maximum may be increased to an amount acceptable to the Company under its then current rules.

2. Net Payments Each Net Payment is equal to the gross elective payment less the amount of any premium tax if applicable which must be paid by the Company as a result of the payment being credited to this Certificate.

Until the Company notifies the Owner otherwise in writing, if a premium tax must be paid by the Company as a result of a payment being credited to the Certificate, the amount of the premium tax will not be deducted when the payment is first credited to the Certificate but will be deducted from the Accumulated Value of the Certificate when the Certificate is surrendered or when the Annuity Value to be applied under an annuity option is being determined.

3. Net Payment Allocations Net Payments will be allocated on a percentage basis among the General Account and/or the Sub-Accounts as specified by the Owner in his or her application. If a Net Payment is to be allocated between two or more accounts, not less than $10 may be allocated to any account. If the percentage allocation elected by the Owner would result in an allocation of less than $10 to any one of such accounts, the Company reserves the right to apply such amount to one of the other accounts in accordance with Company rules and procedures.

The Owner may change the allocation of future Net Payments at any time on Written Request.

                               CERTIFICATE VALUES

1. Accumulation Unit Values The dollar value of an Accumulation Unit under a Sub-Account as of any Valuation Date is determined by multiplying the dollar value of an Accumulation Unit as of the immediately preceding Valuation Date by the Net Investment Factor for the Valuation Period at the end of which the Accumulation Unit value is being determined.

Accumulation Units are credited to the Certificate for benefits funded by a Sub-Account. The number of Accumulation Units so credited is equal to the specified portion of the Net Payment divided by the dollar value of an applicable Accumulation Unit as of the Valuation Date such payment is applied.

On any date prior to the Annuity Date the Accumulated Value of this Certificate is the sum of the value of all Separate Account Accumulation Units then credited to the Certificate plus the value of any General Account accumulations.

2. Adjusted Gross Investment Rate The Adjusted Gross Investment Rate of a Sub-Account for any Valuation Period is equal to:

      (a)(i) the investment income of such Sub-Account for the Valuation Period, plus capital gains and minus capital losses of such Sub-Account for the Valuation Period, whether realized or unrealized; minus

            (ii) an amount for capital gains taxes and any other taxes based on income of, assets in or the existence of such Sub-Account, whichever may be applicable; divided by

      (b) the amount of such Sub-Account's assets at the beginning of the Valuation Period.

The Adjusted Gross Investment Rate may be positive or negative.

3. Net Investment Rate and Net Investment Factor The Net Investment Rate of a Sub-Account for any Valuation Period shall be equal to the Adjusted Gross Investment Rate for such Valuation Period decreased by (a) a factor equivalent to .0125 per annum for mortality and expense risks and (b) a factor equivalent to .0015 per annum for administrative charges associated with each sub-account. Such factors may be decreased by the Board of Directors of the Company. In no event shall they exceed the maximum stated in the Guarantees provision. The Net Investment Factor is 1.000000 plus the Net Investment Rate.


Form A3023-95 GRC                      7

CERTIFICATE VALUES (Continued from page 7)

4. Value of Payments allocated to the General Account Payments allocated to the General Account are credited interest at a rate periodically set by the Company. For one year from the date a payment allocated to the General Account is received at the Company's Principal Office, the rate of interest credited to that payment will be the Initial Rate in effect on such date. Thereafter, the rate of interest for that payment will be the greater of:

(a) the Company's Current Interest Rate or

(b) an interest rate of 3% compounded annually.

The portion of the value of the Certificate allocated to the General Account will be at least equal to the minimum required by the law in the state in which this Certificate is delivered.

5. Certificate Fee The Company will deduct a $30 fee on each Certificate anniversary prior to the Annuity Date and on the date the Certificate is surrendered. This fee may be decreased or eliminated for Certificates issued to a trustee of a 401(k) plan.

Where payments have been allocated to more than one account, the Certificate fee will be deducted from the accumulated value of each account in the same proportion as such value bears to the total Certificate value. No Certificate fee will be deducted it the Certificate Accumulated Value on the date the fee would otherwise have been deducted exceeds $50,000.

                          TRANSFERS BEFORE ANNUITY DATE

Prior to the Annuity Date, the Owner may transfer amounts between the General Account and the Sub-Accounts or among the Sub-Accounts. Transfers will be made pursuant to a Written Request made to the Company's Principal Office. Subject to the restrictions described herein, all transfers shall be made on the Valuation Date coincident with or next following the date the Written Request is received.

The minimum and maximum amounts that may be transferred shall be determined by the Company according to its then current rules. In no event will the Company's rules provide for a minimum transfer of more than $1,000. The maximum transfer amount will not be less than the lesser of $100,000 or 10% of the Certificate Accumulated Value.

Transfers to any Sub-Account from the General Account and to the General Account from any Sub-Account are permitted by the Company according to its then current rules. However, in no event will the Company restrict transfers involving the General Account if there has been at least a one hundred twenty day period since the last transfer from the General Account and the amount transferred is not less than the current minimum amount nor more than the current maximum amount. There is no limit on the number of transfers among the Sub-Accounts.

If a transfer would reduce the portion of the value of the Certificate allocated to the account from which the transfer is to be made to less than $500, the Company reserves the right to include such remaining value in the amount transferred.

There will be no charge for the first twelve transfers per Certificate Year. A transfer charge of up to $25 may be imposed on each additional transfer and deducted from the amount that is transferred.

Prior to the Annuity Date, the Owner may request automatic transfers (Dollar Cost Averaging) of at least $100 to be made on a periodic basis from either the Money Market or the America Income portfolio to one or more of the other Sub-Accounts.

Automatic transfers may be made on a monthly, bi-monthly, quarterly, semi-annual or annual basis. The first automatic transfer out of the Money Market or America Income portfolio will be treated as one transfer for purposes of the twelve transfers without charge and the chargeable transfers provision regardless of how many Sub-Accounts are involved. Any subsequent automatic transfers that are made while this arrangement is in effect during the policy year will never be subject to a charge and will not be treated as a transfer without charge. (The Company reserves the right to limit the number of Sub-Accounts that may be utilized for automatic transfers and to discontinue the arrangement at any time upon advance written notice to the Owner.) If an automatic transfer would reduce the balance in the Money Market or America Income portfolio to less than $100, the entire balance will be transferred proportionately to the chosen Sub-Account(s). Automatic transfers will continue unless the amount in the Money Market or America Income portfolio on the date an automatic transfer is to occur is zero or until the Owner's request to terminate the arrangement is received at the Home Office.


Form A3023-95 GRC                      8

TRANSFERS BEFORE ANNUITY DATE (Continued from page 8)

Prior to the Annuity Date, the Owner may request automatic rebalancing (Automatic Account Rebalancing) to be made on a monthly, bi-monthly, quarterly, semi-annual or annual basis. The Owner will designate the percentage allocation for amounts invested in each of the Sub-Accounts chosen. On the periodic transfer dates specified by the Owner, the Company will review the percentage allocation in the various Sub-Accounts and, as necessary, transfer funds in order to reestablish the original designated percentage allocation mix. Any transfers made on a given transfer date will be treated as one transfer for purposes of the twelve transfers without charge and the chargeable transfers provision.

If the amount necessary to reestablish the designated mix on any transfer date is less than $100, no transfer will be made. The arrangement will terminate when the Owner's request is received at the Home Office. (The Company reserves the right to limit the number of Sub-Accounts that may be utilized for automatic rebalancing and to discontinue the arrangement upon advance written notice to the Owner.)

The automatic transfer arrangement and the automatic rebalancing arrangement may not be in effect at the same time.

                                   GUARANTEES

The Company makes the following guarantees for this Certificate:

(a) The factors deducted from the Adjusted Gross Investment Rate of a Sub-Account to obtain its Net Investment Rate will not exceed the equivalent of (a) .0125 per annum for mortality and expense risks and (b) .0015 per annum for administrative charges.

(b) The Certificate Fee and Surrender Charge will not exceed the amount specified in this Certificate.

(c) The interest rate in effect on the date a payment to the General Account is received at the Principal Office is guaranteed for one year.

(d) The dollar amount of variable annuity payments will not be affected by variations in actual mortality experience from the mortality assumptions used in determining the first annuity payment.

The Company assumes the risk that actual mortality experience and expenses may exceed the maximum charges made to cover such mortality and expenses. If actual mortality experience and expenses exceed the amounts provided for such costs, the Company will absorb the resultant losses. If actual mortality experience and expenses are less than the amounts provided for such costs, the difference will be a profit to the Company.

                   CERTIFICATE SURRENDER - PARTIAL REDEMPTIONS

1. Surrender Privilege The Owner may, by Written Request, surrender this Certificate for its Surrender Value prior to the Annuity Date. The Surrender Value will be based on the Accumulated Value of the Certificate as of the Valuation Date coincident with or next following the date the Company receives the Written Request at its Principal Office.

The Surrender Value for amounts allocated to the Separate Account shall be paid within 7 days from the date of receipt of such Written Request except that the Company reserves the right to defer surrenders and partial redemptions of amounts allocated to the Separate Account during any period when (1) trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission or such Exchange is closed for other than weekends and holidays, (2) the Securities and Exchange Commission by order has permitted such suspension, or (3) an emergency exists as determined by the Securities and Exchange Commission such that disposal of portfolio securities or valuation of assets of the Separate Account is not reasonably practicable.

The Surrender Value for amounts allocated to the General Account shall normally be paid within 7 days from the date of receipt of such Written Request; however, the Company may defer payment for up to 6 months from the date when the Written Request is received. If payment of amounts allocated to the General Account is not mailed or delivered within ten days from the date of receipt of of such Written Request, the amount deferred will continue to earn interest during the period of deferment at the rate then being credited to the General Account but in no event at a rate less than 3%; however no interest shall be paid if such interest is less than $25 or the delay in payment is pursuant to New York law. When surrendered, this Certificate terminates. The Company will then have no further liability under this Certificate or under the Policy.


Form A3023-95 GRC                      9

SURRENDER - PARTIAL REDEMPTIONS (Continued from page 9)

2. Partial Redemption Privilege The Owner may, by Written Request, redeem a part of the Accumulated Value of this Certificiate, subject to the terms of this provision. This privilege may be exercised before the Annuity Date and before the Annuitant's death. The amount of each Partial Redemption must be at least $200. No Partial Redemption will be permitted if less than $1,000 would remain credited to the Certificate after payment of the amount requested to be redeemed and deduction of any applicable charge.

The Written Request must indicate the dollar amount to be paid and should specify the account(s) from which value(s) is/are to be redeemed. If a Partial Redemption is requested, the dollar amount of the request will be paid to the Owner. In addition, the amount of any applicable Redemption Charge will be deducted from the Certificate's Accumulated Value on a last-in, first-out basis. The time limits of the Surrender Privilege provision will apply to Partial Redemptions.

3. Redemption Without Charge In each calendar year, Partial Redemptions not in excess of the greater of (a) or (b) may be withdrawn without any Redemption
Charge:

(a) Cumulative earnings - calculated as the Accumulated Value as of the Valuation Date coincident with or next following the date of receipt of the Written Request reduced by total gross payments not previously redeemed;

(b) ten percent of the Certificate's Accumulated Value as of the Valuation Date coincident with or next following the date of receipt of the Written Request reduced by the total amount of any prior Partial Redemptions made in the same calendar year to which no Redemption Charge was applied.

Regardless of whether the Redemption Without Charge is based upon (a) or (b) above, it will first be deducted from cumulative earnings. To the extent that the Redemption Without Charge exceeds cumulative earnings, the excess amount will be deemed withdrawn from payments not previously redeemed on a last-in, first-out basis.

Any amounts redeemed in excess of the Redemption Without Charge will be subject to a Redemption Charge as described below.

4. Life Expectancy Distribution Benefit In each Calendar Year and prior to the Annuity Date, the amount of the life expectancy distributions (LED) available under the Company's then current life expectancy distribution rules that exceeds the Redemption Without Charge amount may also be withdrawn without charge. LED is available only if the Owner and Annuitant are the same individual.

LED distributions will cease on the Annuity Date. The Owner must surrender this Certificate on the Annuity Date or choose an annuity option to commence on such date. If the Owner does not choose an annuity option, Option I described on page
(13) will apply.

5. Surrender and Redemption Charge If the Owner surrenders the Certificate or takes a Partial Redemption before the Annuity Date and while the Certificate is in force, a withdrawal charge may be imposed.

First, to determine the amount of any withdrawal charge, the Company will determine any amounts available to be redeemed without charge for the current calendar year in accordance with the Redemption Without Charge privilege. Such amounts in excess of cumulative earnings will be deemed to be taken first from payments which have not been cancelled due to prior partial redemptions on a last-in, first-out basis.

Second, the Company will withdraw any amounts available to be redeemed without charge under the LED benefit provision.

Third, the Company will make withdrawals from the remaining payments which have not been cancelled due to partial redemptions on a first-in, first-out basis.

Fourth, the Company will compute any applicable charges in accordance with the following table of surrender charges until the total amount withdrawn equals the amount of the partial withdrawal plus the withdrawal charge or until all remaining payments have been exhausted:

        Years Measured From                  Charge As A
      Date of Premium Payment             Percentage Of the
       To Date of Withdrawal             Payments Withdrawn
  ----------------------------------  ------------------------
            More than 7                      No Charge
                 7                              3%
                 6                              4%
                 5                              5%
                 4                              6%
                0-3                             7%

The withdrawal charge will then be deducted from the Accumulated Value on a last-in first-out basis.


Form A3023-95 GRC                      10

                                 DEATH BENEFITS

1. Death of Annuitant Prior to Annuitization If the Annuitant dies while this Certificate is in force prior to the Annuity Date and prior to the death of an Owner, if the Owner and Annuitant are different individuals, the Company upon receipt at its Principal Office of due proof of the Annuitant's death will pay the Death Benefit to the Beneficiary. The Death Benefit payable will equal the greatest of:

(a) The Accumulated Value of the Certificate as of the Valuation Date coincident with or next following the date of receipt of due proof of the Annuitant's death;

(b) The sum of the gross payments made under this Certificate reduced to reflect all partial withdrawals. A partial withdrawal will reduce the gross payments available as a Death Benefit in the same proportion that it reduced the Certificate's Accumulated Value on the date of the withdrawal. For each withdrawal, the reduction is calculated by multiplying the total amount of gross payments by a fraction, the numerator of which is the amount of the partial withdrawal and the denominator of which is the Accumulated Value immediately prior to the withdrawal. (Example: Gross payments total $8,000. A $3,000 withdrawal is made when the Accumulated Value is $12,000. The Accumulated Value is reduced by 1/4, from $12,000 to $9,000, therefore the gross amount available as a Death Benefit under (b) will also be reduced by 1/4 (8,000 X 3,000/12,000 = 2,000 8,000 - 2,000 =
      6,000.) Payments made after a withdrawal will increase the Death Benefit under (b) by the amount of the payment; or

(c) The Death Benefit that would have been payable on the most recent fifth Certificate anniversary increased for subsequent purchase payments and reduced for subsequent partial withdrawals in the same proportion that the Certificate's Accumulated Value was reduced on the date of the withdrawal.

If the deceased Annuitant is also an Owner and the sole Beneficiary is his or her spouse, the Beneficiary may upon Written Request, elect to continue the Certificate in force and become the new Owner and Annuitant. All other rights and benefits under this Certificate will continue except that any subsequent spouse of the new Owner, if named as Beneficiary, will not be entitled to continue the Certificate in force pursuant to this provision.

2. Death of Owner Prior to Annuitization If an Owner who is not also the Annuitant predeceases the Annuitant prior to the Annuity Date while this Certificate is in force, the Company will pay a Death Benefit equal to the Accumulated Value of the Certificate as of the Valuation Date coincident with or next following the date on which due proof of the Owner's death is received. This provision is also applicable where the Joint Owner who is not the Annuitant dies prior to the Annuity Date.

3. Payment of the Death Benefit Prior to Annuitization If The Death Benefit is ordinarily payable to the Beneficiary in one sum. Payment will be made within 7 days of the date on which due proof of death is received at the Company's Principal Office. In lieu of immediate payment, the Beneficiary may by Written
Request:

(a) elect to defer the lump sum for a period not to exceed 5 years from the date of the death; or

(b) elect to receive the Death Benefit in the form of a life annuity or an annuity for a period certain not extending beyond the Beneficiary's life expectancy. Annuity benefits must begin within one year from the date of the death and will be provided in accord with the Annuity Options of this Certificate.

4. After Annuitization If the Annuitant dies on or after the Annuity Date but before the completion of all guaranteed annuity payments, any remaining payments will be paid to the Beneficiary at least as rapidly as under the payment option in effect on the date of the Annuitant's death. If there is more than one Beneficiary, payment will be made in one sum. This sum will be the commuted value of any unpaid payments certain commuted as of the Valuation Date coincident with or next following receipt by the Company at its Principal Office of due proof of death. Such commuted value will be computed on the basis of the interest rate used in the determination of the annuity benefit.


Form A3023-95 GRC                      11

                                 ANNUITY OPTIONS

1. Annuity Benefit The Owner may choose the form of benefit to be paid to the Annuitant. The benefit will be limited to the Annuity Options set forth below, and any other option offered by the Company under the policy.

If the Owner does not choose an option, Option I will apply.

This Certificate will be endorsed on the Annuity Date. The endorsement will set forth the benefits payable to the Annuitant.

2. Funding of Annuity Options Variable Annuity Options may be funded through Capital Growth and Equity-Income Portfolios unless otherwise changed by endorsement. All Fixed Annuity Options are funded through the General Account.

3. Death Benefit Annuity The Owner may direct that all or part of any Death Benefit payable before the Annuity Date be paid to the Beneficiary under one or more of the Annuity Options described in this Certificate or offered by the Company under the Policy.

If the Annuitant dies before the Annuity Date and before the Owner has chosen an Annuity Option, the Beneficiary may choose an option.

A corporate or fiduciary Beneficiary may choose only Option V or X.

4. Proof of Age and Survival of Payee Proof of the payee's date of birth is a condition precedent to payment of any annuity benefits. The proof must be satisfactory to the Company, and must be received at its Principal Office.

The Company may require evidence that a payee is living. Such evidence must be satisfactory to the Company and may be required before any annuity payment is made.

5. Minimum Payments Every Annuity Option must be paid on a monthly basis. The initial monthly payment must be at least $20. If the chosen option produces an initial monthly payment of less than $20, the Accumulated Value or Death Benefit will be paid in one sum. A single payment of the Accumulated Value will be made to the Owner. A single payment of the Death Benefit will be made to the Beneficiary.

The Annuity Value may be divided and applied to provide both a variable and fixed annuity benefit, except that the amount so applied to each form of benefit must produce an initial monthly payment of at least $20.

6. Payment Period Annuity payments to any payee shall cease with the last payment due prior to the date of death of such payee (or surviving payee in the case of joint payees) or with the later completion of all guaranteed payments, as the case may be.

7. Variable Annuity Unit Values The value of an Annuity Unit under a Sub-Account on any Valuation Date is equal to the value of such Unit on the immediately preceding Valuation Date multiplied by the product of:

(a) a discount factor equivalent to an assumed rate of interest of 3 1/2% per annum; and

(b) the Net Investment Factor of the Sub-Account funding such Variable Annuity payments for the applicable Valuation Period.

The dollar value of an Annuity Unit as of any date other than a Valuation Date shall be equal to its value as of the immediately preceding Valuation Date.

The dollar amount of each monthly variable annuity payment shall be equal to the number of Annuity Units multiplied by the applicable value of the Annuity Unit, except that under Annuity Option IV-B, monthly annuity payments payable to the surviving payee shall be based upon 2/3rds of the number of Annuity Units which applied during the joint lifetime of the two payees.

8. Number of Variable Annuity Units The number of Variable Annuity Units determining the annuity benefits payable hereunder shall be equal to the dollar amount of the first monthly benefit divided by the value of the Variable Annuity Unit as of the Valuation Date used to calculate the dollar amount of the first payment. Once payments have begun, the number of Variable Annuity Units will remain fixed unless a split has been made as herein provided.

9. Annuity Value The Annuity Value to be applied under an Annuity Option will be the amount described below; less any premium taxes, if applicable, payable by the Company as a result of the Annuity Option selection:

(a) If Option V or X is chosen with a duration of 6 or more years and is noncommutable--the Accumulated Value. Any other form of Option V or X--the Surrender Value.


Form A3023-95 GRC                      12

ANNUITY OPTIONS (Continued from page 12)

(b) If Option I, II, III, IV-A, IV-B, VI, VII, VIII, IX-A, IX-B or any other Option offered by the Company involving a life contingency is chosen -- the Accumulated Value.

(c) If a Death Benefit Annuity is payable at any time--the amount of the Death Benefit.

The amount applied under a Variable Annuity option will be based on the Certificate Accumulation Unit value on a Valuation Date not more than four weeks (uniformly applied) preceding the Annuity Date.

                         DESCRIPTION OF ANNUITY OPTIONS

1. Monthly Payments The amount of the first payment under Options I through III and VI through VIII will be determined on the basis of:

(a)   the age nearest birthday of the payee on the Annuity Date;

(b)   the Annuity Value applied under the Option; and

(c)   the sex of the payee.

The amount of the first monthly payment under Options IV-A, IV-B, IX-A and IX-B will be determined on the basis of:

(a)   the Adjusted Ages of the payees on the Annuity Date;

(b)   the Annuity Value applied under the Option; and

(c)   the sexes of the payees.

The amount of the first payment under Options V and X will be based on the number of years certain selected and the Annuity Value applied.

The amount of each subsequent payment under Options I, II, III, IV-A, IV-B and V will vary in accordance with the value of the Variable Annuity Units. The amount of each subsequent payment under Options VI through VIII, IX-A, IX-B, and X will be in the same amount as the first payment; except that under Option IX-B, after the death of the first payee, the amount of each payment to the surviving payee shall be 2/3rds of the amount of the first payment.

All Annuity Options are based on an interest rate of 3 1/2% per annum.

2. Rates The first payment under an Annuity Option for each $1,000 of Annuity Value applied will be the greater of:

(a) the rate per $1,000 of Annuity Value applied specified in the Company's published Non-Guaranteed Current Annuity Option rates applicable to this class of Certificates; or

(b)   the rate set forth in this Certificate for the applicable Annuity Option.

3. Brief Description of Options

OPTIONS I AND VI--VARIABLE OR FIXED LIFE ANNUITY WITH 120 MONTHLY PAYMENTS GUARANTEED

Monthly payments during the life of the payee. If the payee dies before 120 payments have been made, the monthly payments will continue to the Beneficiary until a total of 120 payments have been made.

OPTIONS II AND VII--VARIABLE OR FIXED LIFE ANNUITY

Monthly payments during the life of the payee.

OPTIONS III AND VIII--UNIT REFUND VARIABLE OR FIXED LIFE ANNUITY

Monthly payments during the life of the payee. If the payee dies, the monthly payments will be continued to the Beneficiary if (a) exceeds (b) below.

(a) the dollar amount of the Annuity Value applied under this option, divided by the first monthly payment.

(b) the number of monthly payments made under this option before the death of the payee.

If (a) exceeds (b), the monthly payments will continue until the total number of payments equals the number determined in (a).


Form A3023-95 GRC                      13

DESCRIPTION OF ANNUITY OPTIONS (continued from page 13)

OPTIONS IV-A AND IX-A--JOINT AND SURVIVOR VARIABLE OR FIXED LIFE ANNUITY

Monthly payments jointly to two payees during their joint lives. One of the payees must be the Annuitant. If this option is chosen after the Annuitant dies, one of the payees must be the Beneficiary. The payments will continue during the life of the survivor. The monthly payment to the survivor will be the same amount which was paid during the joint lives of the two payees.

OPTIONS IV-B AND IX-B--JOINT AND TWO-THIRDS SURVIVOR VARIABLE OR FIXED LIFE ANNUITY

Monthly payments jointly to two payees during their joint lives. One of the payees must be the Annuitant. If this option is chosen after the Annuitant dies, one of the payees must be the Beneficiary. The payments will continue during the life of the survivor. The monthly payment to the survivor will be 2/3rds of the amount which was paid during the joint lives of the two payees.

OPTIONS V AND X--VARIABLE OR FIXED ANNUITY CERTAIN

Monthly payments for a number of years. The number of years selected may be from 1 to 30.


Form A3023-95 GRC                      14

============================= Annuity Option Tables ============================

             Showing Amount of First Monthly Annuity Benefit Payment
                    For Each $1,000 of Annuity Value Applied
--------------------------------------------------------------------------------
     Age       Option I--Variable     Option II--Variable   Option III--Variable
    Nearest    OPTION VI--Fixed       OPTION VII--Fixed     OPTION VIII--Fixed
   Birthday
--------------------------------------------------------------------------------
                  Life Annuity                                  Unit Refund
                with 120 Monthly           Life                    Life
              Payments Guaranteed         Annuity                 Annuity
            --------------------------------------------------------------------

MALE
     50             4.37                  4.41                     4.26
     51             4.43                  4.48                     4.32
     52             4.50                  4.55                     4.38
     53             4.58                  4.63                     4.45
     54             4.65                  4.71                     4.51
     55             4.73                  4.80                     4.58
     56             4.82                  4.89                     4.66
     57             4.91                  4.98                     4.74
     58             5.00                  5.09                     4.82
     59             5.10                  5.20                     4.90
     60             5.20                  5.32                     4.99
     61             5.31                  5.44                     5.09
     62             5.43                  5.58                     5.19
     63             5.55                  5.72                     5.29
     64             5.67                  5.87                     5.40
     65             5.81                  6.04                     5.52
     66             5.94                  6.22                     5.64
     67             6.09                  6.40                     5.77
     68             6.24                  6.60                     5.91
     69             6.39                  6.82                     6.05
     70             6.55                  7.05                     6.20
     71             6.71                  7.29                     6.36
     72             6.87                  7.55                     6.52
     73             7.04                  7.82                     6.70
     74             7.21                  8.12                     6.88
     75             7.38                  8.43                     7.07
FEMALE
     50             4.04                  4.05                     3.98
     51             4.09                  4.11                     4.03
     52             4.14                  4.16                     4.08
     53             4.20                  4.22                     4.13
     54             4.26                  4.29                     4.19
     55             4.33                  4.35                     4.25
     56             4.40                  4.42                     4.31
     57             4.47                  4.50                     4.37
     58             4.54                  4.58                     4.44
     59             4.62                  4.66                     4.51
     60             4.71                  4.75                     4.58
     61             4.79                  4.85                     4.66
     62             4.89                  4.95                     4.75
     63             4.99                  5.06                     4.83
     64             5.09                  5.18                     4.93
     65             5.20                  5.30                     5.02
     66             5.32                  5.43                     5.13
     67             5.44                  5.57                     5.23
     68             5.57                  5.72                     5.35
     69             5.71                  5.88                     5.47
     70             5.86                  6.06                     5.60
     71             6.01                  6.25                     5.74
     72             6.17                  6.45                     5.88
     73             6.33                  6.67                     6.03
     74             6.51                  6.91                     6.20
     75             6.69                  7.17                     6.37
--------------------------------------------------------------------------------


Form A3023-95 GRC                      15                 (Continued on page 16)

===================== Annuity Option Tables (Continued) ========================

--------------------------------------------------------------------------------------------------------------------------------
                   Option IV-A-Variable                                                    Option IV-B-Variable
                   Option IX-A-Fixed                                                         Option IX-B-Fixed
                   Joint and Survivor                                                  Joint and Two Thirds Survivor
                     Life Annuity                                                              Life Annuity
                         MALE                                                                      MALE
--------------------------------------------------------------------------------------------------------------------------------
       50     55     60     65     70     75     80                           50     55     60     65     70     75     80
--------------------------------------------------------------------------------------------------------------------------------

F 50  3.70   3.77   3.82   3.86   3.89   3.91   3.93                         4.03   4.16   4.31   4.47   4.65   4.83   5.02
E 55         3.92   4.01   4.08   4.14   4.17   4.20                                4.33   4.50   4.69   4.89   5.10   5.32
M 60                4.22   4.34   4.43   4.50   4.54                                       4.72   4.95   5.19   5.44   5.69
A 65                       4.61   4.77   4.90   4.98                                              5.25   5.55   5.87   6.18
L 70                              5.16   5.38   5.54                                                     5.99   6.39   6.79
E 75                                     5.92   6.23                                                            7.03   7.57
  80                                            7.00                                                                   8.50
--------------------------------------------------------------------------------------------------------------------------------

Rates for Age combinations not shown will be furnished by the Company upon request.


Form A3023-95 GRC                      16                 (Continued on page 17)

===================== Annuity Option Tables (Continued) ========================

--------------------------------------------------------------------------------
                                OPTION V-Variable
                                 OPTION X-Fixed
--------------------------------------------------------------------------------
                                                  Annuity Certain
               Number of                          for a specified
            Years Certain                         Number of Years
--------------------------------------------------------------------------------
                 1                                     84.65
                 2                                     43.05
                 3                                     29.19
                 4                                     22.27
                 5                                     18.12

                 6                                     15.35
                 7                                     13.38
                 8                                     11.90
                 9                                     10.75
                10                                      9.83

                11                                      9.09
                12                                      8.46
                13                                      7.94
                14                                      7.49
                15                                      7.10

                16                                      6.76
                17                                      6.47
                18                                      6.20
                19                                      5.97
                20                                      5.75

                21                                      5.56
                22                                      5.39
                23                                      5.24
                24                                      5.09
                25                                      4.96

                26                                      4.84
                27                                      4.73
                28                                      4.63
                29                                      4.53
                30                                      4.45
--------------------------------------------------------------------------------


Form A3023-95 GRC                      17

                               GENERAL PROVISIONS

1. Entire Contract This Certificate and the individual applications of the Participant-Owners constitute the entire contract between the parties. All statements made by the Participant-Owners shall be deemed representations and not warranties and no such statement shall be used in any contest unless it is contained in a written signed application nor, if such statement was made by a Participant-Owner, unless a copy of the application containing such statement is, or has been, furnished to such Participant-Owner or to his or her Beneficiary. This Certificate is delivered in and governed by the laws of New York. At issue, this Certificate is incorporated into and becomes a part of the Company's Group Variable Annuity Contract No. 102.

2. Misstatement of Age or Sex If a payee's age or sex is misstated, the Company will adjust all annuity benefits to those that the Annuity Value applied would have purchased at the correct age or sex. Any under-payments already made by the Company will be made up immediately. Any over-payments made by the Company will be charged against the benefits due after the adjustment. Any overpayment or underpayment will be charged or credited with interest, as applicable, at a rate of 6%.

3. Modifications Agents are not authorized to modify this Certificate or the Policy. Agents may not extend the time or modify the conditions for making payments.

4. Incontestability No statement made by any Participant-Owner shall be used in contesting the validity of his or her Certificate after such Certificate has been in force for a period of one year from the date of issue nor unless it is in a written application signed by him or her.

5. Change of Annuity Date The Owner may elect to change the Annuity Date at any time by Written Request. Such request must be received at the Company's Principal Office at least one month before the new Annuity Date and may be the first day of any month prior to the Annuitant's 90th birthday and within the life expectancy of the Annuitant. The Company shall determine such expectancy at the time a change in Annuity Date is requested.

6. Annual Report The Company will furnish an annual report to the Owner containing a statement of the number and value of all Separate Account Accumulation Units credited to the Certificate, plus the value of any General Account accumulations credited to the Certificate, and any other information required by applicable law, rules and regulations.

7. Addition, Deletion, or Substitution of Investments Subject to compliance with applicable law and, specifically to prior approval of the Financial Condition Life Bureau, the Company reserves the right to make additions to, deletions from, or substitutions for the shares of a Fund that are held by the Sub-Accounts or that the Sub-Accounts may purchase. The Company reserves the right to eliminate the shares of any Fund if the shares of a Fund are no longer available for investment or if, in the Company's judgment, further investment in any eligible Fund should become inappropriate in view of the purposes of the Sub-Accounts.

The Company will not substitute shares attributable to any interest in a Sub-Account without notice to the Owner and any prior approval of the Securities and Exchange Commission required by the Investment Company Act of 1940. This shall not prevent the Separate Account from purchasing other securities for other series or classes of policies, or from permitting a conversion between series or classes of policies or contracts on the basis of requests made by owners.


Form A3023-95 GRC                      18

GENERAL PROVISIONS (continued from page 18)

The Company reserves the right to establish additional Sub-Accounts and to make such Sub-Accounts available to any class or series of policies as the Company deems appropriate. Each new Sub-Account would invest in a new investment company or in shares of another open-end investment company. Subject to obtaining any required approvals or any consents required by applicable law, the Company also reserves the right to eliminate or combine existing Sub-Accounts and to transfer the assets of one or more Sub-Accounts to any other Sub-Accounts.

In the event of any substitution or change, the Company may, by appropriate endorsement, make such changes in this and other Certificates as may be necessary or appropriate to reflect the substitution or change. If the Company considers it to be in the best interests of Certificate Owners, the Separate Account or any Sub-Account(s) may be operated as a management company under the Investment Company Act of 1940, or it may be deregistered under that Act in the event registration is no longer required, or it may be combined with other separate accounts of the Company.

No material changes in the investment policy of the Separate Account or any Sub-Account(s) will be made without approval pursuant to the applicable insurance laws of the State of New York.

8. Change of Name Subject to compliance with applicable law, the Company reserves the right to change the names of the Separate Account or the Sub-Accounts.

9. Federal Tax Considerations The Company intends to make a charge for any effect which the income, assets or existence of the Separate Account may have upon its tax. The Separate Account presently is not subject to tax, but the Company reserves the right to assess a charge for taxes if the Separate Account at any time becomes subject to tax, subject to prior notification of the Superintendent of Insurance.

10. Splitting of Units Subject to the prior approval of the Superintendent of Insurance, the Company reserves the right to split the value of an Accumulation Unit, an Annuity Unit, or both, if such action is deemed to be in the best interest of the Owners, the Annuitants and the Company. In effecting any such split of unit value, strict equity will be preserved and such split will have no material effect upon the benefits, provisions or investment return of this policy or upon the Owner, the Annuitant, any Beneficiary, or the Company. A split may be effected either to increase or decrease the number of units.

11. Insulation of Separate Account The investment performance of assets of the Separate Account is determined separately from the other assets of the Company. The assets of the Separate Account are not chargeable with liabilities arising out of any other business which the Company may conduct.


Form A3023-95 GRC                      19

                             NOTICE - VOTING RIGHTS

Each Owner is entitled to vote at meetings of Owners of those Sub-Accounts to which payments are currently allocated under this Certificate; provided, however, that after the Annuity Date only the Annuitant shall have the right to vote at such meetings.

Prior to the Annuity Date, the number of votes which an Owner may cast at a meeting of Sub-Account Owners shall be determined by dividing the dollar value of the Accumulation Units of the Sub-Account by the net asset value of one Fund share.

After the Annuity Date, an Annuitant under a variable annuity option may cast the number of votes equal to:

(i) the amount of the reserve held in each Sub-Account to meet the annuity obligations related to such Annuitant; divided by

(ii) the value of an applicable Accumulation Unit as of the record date for the meeting.

Proper written notice of such meetings, as required by law, shall be given to each Owner or Annuitant.

Owners and Annuitants entitled to vote, and the number of votes which each may cast, shall be determined as of a record date within 90 days of the date of the meeting. To be entitled to vote, a policy Owner must be an Owner on both the record date as of which the number of votes is determined and the date of the meeting. In determining the number of votes a person may cast, fractional votes shall be disregarded.

Elective Payment Variable Annuity Policy Certificate. Annuity Benefit payable to Annuitant commencing at Annuity Date. Death Benefit payable at death of Annuitant prior to Annuity Date. Non-Participating.


Form A3023-95 GRC                      20